Exhibit 10.1

Execution Version

AMENDMENT NO. 2 TO

FIFTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS AMENDMENT NO. 2 TO FIFTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of January 21, 2013 (the “Amendment”), is by and among ROYAL GOLD, INC., a corporation organized and existing under the laws of the State of Delaware, as a borrower (“Royal Gold” or “Borrower”), HIGH DESERT MINERAL RESOURCES, INC., a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of Royal Gold, as a guarantor (“High Desert”), RG EXCHANGECO INC., an amalgamated corporation validly existing under the Canada Business Corporations Act, as a guarantor (“RG Exchangeco”), RG MEXICO, INC., a corporation organized and existing under the laws of the State of Delaware, as a guarantor (“RG Mexico”), those additional guarantors identified as a “Guarantor” on the signature pages hereto as guarantors and such additional guarantors from time to time party hereto, as guarantors (the “Additional Guarantors”) (with each of High Desert, RG Exchangeco, RG Mexico and the Additional Guarantors individually referred to herein as a “Guarantor” and collectively referred to herein as the “Guarantors”), HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States (“HSBC Bank”), as a lender, THE BANK OF NOVA SCOTIA, a bank organized and existing under the laws of Canada (“Scotia”), as a lender, GOLDMAN SACHS BANK USA, as a lender (“Goldman”), and those banks and financial institutions identified as a “Lender” on the signature pages hereto and such other banks or financial institutions as may from time to time become parties to this Agreement, as lenders (the “Additional Lenders”) (with each of HSBC Bank, Scotia, Goldman and the Additional Lenders individually referred to herein as a “Lender” and collectively referred to herein as the “Lenders”), HSBC Bank, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), HSBC SECURITIES (USA) INC., as sole lead arranger and a joint bookrunner, and SCOTIABANK, as the syndication agent and a joint bookrunner.

Recitals

A.                                    The Administrative Agent, the Lenders, the Borrower and the Guarantors are parties to that certain Fifth Amended and Restated Revolving Credit Agreement dated as of May 30, 2012, as amended by that certain Amendment No. 1 to Fifth Amended and Restated Revolving Credit Agreement, dated as of July 10, 2012 (as otherwise amended, modified, supplemented and restated from time to time, the “Credit Agreement”).

B.                                    The Borrower has requested certain amendments to the financial covenants contained in Section 6.16 of the Credit Agreement and to make certain other amendments to the Credit Agreement as set forth herein.

C.                                    The Administrative Agent, the Lenders, the Borrower and the Guarantors desire hereby to amend the Credit Agreement, including to revise the financial covenants contained in the Credit Agreement.  The Administrative Agent, the Lenders, the Borrower and the Guarantors

further desire to ratify and confirm the Credit Agreement (as so amended) and the other Credit Documents.

Agreement

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Defined Terms.  Capitalized terms used but not defined in this Amendment shall have the meanings given thereto in the Credit Agreement.

2.                                      Agreements and Amendments to the Credit Agreement.

a.                                      Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended to the extent necessary to give effect to the provisions of this Amendment and to incorporate the provisions of this Amendment into the Credit Agreement.  The Credit Agreement, together with this Amendment (upon its effectiveness), shall be read together and have effect so far as practicable as though the provisions thereof and the relevant provisions hereof are contained in one document.

b.                                      The Credit Agreement is hereby amended by deleting the following Definitions from Section 1.1:

“Current Ratio”
“Debt Service Coverage Ratio”

“Interest Coverage Ratio”

c.                                       The Credit Agreement is hereby amended by adding the following Definitions to Section 1.1:

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Asset for any period, the amount of consolidated EBITDA of such Acquired Entity or Asset for such period, all as determined on a consolidated basis for such Acquired Entity or Asset in accordance with GAAP.

“Acquired Entity or Asset” shall mean any Person, property, asset, Royalty, Metal Streaming Transaction or business acquired by the Borrower or any Subsidiary thereof during any relevant period to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or a Subsidiary thereof.

“Consolidated Secured Debt” means, without duplication, the Consolidated Total Indebtedness of the Borrower and its Subsidiaries that is secured by a Lien on any assets or property of the Borrower or any of its Subsidiaries as of such date.

“Post-Acquisition Period” shall mean, with respect to any acquisition of any Acquired Entity or Asset, the period beginning on the date such acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such acquisition is consummated.

“Pro Forma Adjustment” means, for any relevant period of measurement that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Asset or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of the acquisition of an Acquired Entity or Asset during the full Post-Acquisition Period; provided, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for amounts already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such relevant period.

“Pro Forma Basis” and “Pro Forma Compliance” shall mean, with respect to compliance with any test or covenant hereunder, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made, and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the assets, property or Person subject to such Specified Transaction, (A) in the case of a sale, transfer or other disposition of all or substantially all stock in any Subsidiary shall be excluded, and (B) in the case of an acquisition described in the definition of Specified Transaction, shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, that, without limiting the application of the Pro Forma Adjustment pursuant to (a) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (w) directly attributable to such transaction, (x) expected to have a continuing impact on the Borrower and its Subsidiaries, (y) factually supportable, or (z) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Certificate” shall mean any certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent with respect to any calculation of a Pro Forma Adjustment or to demonstrate Pro Forma Compliance.

“Secured Debt Ratio” means, on any date of measurement, the ratio of (a) Consolidated Secured Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Specified Transaction” shall mean, with respect to any period, (i) any event, action or transaction that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”, (ii) any investment, acquisition, sale, transfer or other disposition of assets (including Royalties and Metal Streaming Transactions), and (iii) incurrence or repayment of Indebtedness or dividend.

d.                                      The Credit Agreement is hereby amended by adding the following proviso at the end of the definition “Consolidated EBITDA”:

provided, that there shall be included in determining Consolidated EBITDA for any period (to the extent not included in Consolidated Net Income), without duplication, (a) the Acquired EBITDA of any Acquired Entity or Asset (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), based on the actual Acquired EBITDA of such Acquired Entity or Asset for such period (including the portion thereof occurring prior to such acquisition), and (b) an adjustment in respect of each Acquired Entity or Asset equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Asset for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Certificate and delivered to the Administrative Agent.

e.                                       The Credit Agreement is hereby amended by deleting the defined term “Applicable Percentage” and substituting the following therefor:

“Applicable Percentage” shall be determined from time to time by reference to the Leverage Ratio, shall be effective as of the calculation date of such Leverage Ratio and shall be equal to the following:

	Leverage Ratio	Applicable Percentage
Level I	< 1.0 to 1.0	1.75%
Level II	< 2.0 to 1.0	1.875%
Level III	< 3.0 to 1.0	2.25%
Level IV	< 4.0 to 1.0	2.50%
Level V	> 4.0 to 1.0	3.00%

f.                                        The Credit Agreement is hereby amended by deleting the defined term “Commitment Fee Percentage” therefrom and substituting the following therefor:

“Commitment Fee Percentage” shall be determined from time to time by reference to the Leverage Ratio, effective as of the last date and shall be equal to the following:

	Leverage Ratio	Commitment Fee Percentage
Level I	< 1.0 to 1.0	0.375%
Level II	< 2.0 to 1.0	0.50%
Level III	< 3.0 to 1.0	0.50%
Level IV	< 4.0 to 1.0	0.50%
Level V	> 4.0 to 1.0	0.50%

g.                                       The Credit Agreement is hereby amended by deleting the defined term “Leverage Ratio” therefrom and substituting the following therefor:

“Leverage Ratio” means, on any date of measurement, the ratio of: (a) the sum of (i) Consolidated Total Indebtedness as of such date, minus (ii) the aggregate cash and cash equivalents included in the cash accounts listed on the consolidated balance sheet of the Borrower and its Subsidiaries as at such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

h.                                      The Credit Agreement is hereby amended by deleting Section 6.1(d) and substituting the following therefor:

(d)                                 Officer’s Certificate.  At the time of delivery of the financial statements provided for in Sections 6.1(a) and 6.1(b), (i) a certificate of a Responsible Officer of the Borrower, substantially in the form of Exhibit J, (A) demonstrating compliance with the financial covenants contained in Section 6.16 by calculation thereof as of the end of each such fiscal period, including on a Pro Forma Basis to the extent applicable, and (B) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto, and (ii) during any Post-Acquisition Period to the extent there is any Pro Forma Adjustment, a Pro Forma Certificate.

i.                                          The Credit Agreement is hereby amended by deleting Section 6.16 therefrom and substituting the following therefor:

Section 6.16 Financial Covenants.  The Credit Parties shall at all times maintain and comply with the following financial covenants (including, as applicable during any Post-Acquisition Period, calculated, if applicable, on a Pro Forma Basis):

(a)                                 Leverage Ratio.  The Leverage Ratio shall (i) through December 31, 2013, be less than or equal to 4.75 to 1.0, (ii) after December 31, 2013 through September 30, 2014, be less than or equal to 4.0 to 1.0, and (iii) after September 30, 2014, be less than or equal to 3.5 to 1.0.

(b)                                 Consolidated Net Worth.  A Consolidated Net Worth of not less than an amount equal to (i) 80% multiplied by (ii) the sum of (A) $1,600,000,000,  plus (B) 50% of the cumulative positive quarterly net income for the period beginning July 1, 2012 and ending with the most recently completed fiscal quarter for which financial statements have been provided pursuant to Section 6.1(b).

(c)                                  Secured Debt Ratio.  The Secured Debt Ratio shall not be greater than 1.5 to 1.0.

j.                                         The Credit Agreement is hereby amended by deleting the introductory clause of Section 7.1 and substituting the following therefor:

Section 7.1 Indebtedness.  Each of the Credit Parties will not, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except for the following, but only to the extent that none of the following, either individually or in the aggregate, would create or result in a breach of the Leverage Ratio covenant set forth in Section 6.16(a), including on a Pro Forma Basis assuming the incurrence of such Indebtedness:

k.                                      The Credit Agreement is hereby amended by deleting Section 7.1(g) therefrom and substituting the following therefor:

(g)                                  Unsecured Indebtedness of any Credit Party or any Subsidiary; provided, that the Credit Parties shall have delivered to the Administrative Agent a Pro Forma Certificate signed by a Responsible Officer, at least five (5) Business Days prior to the incurrence of such unsecured Indebtedness providing a calculation of the Leverage Ratio on a Pro Forma Basis assuming the incurrence of such Indebtedness and stating that the Credit Parties have determined in good faith after reasonable investigation that the incurrence of the proposed Indebtedness pursuant to this clause (g) shall not cause or result in a violation of the Leverage Ratio covenant set forth in Section 6.16(a);

l.                                          The Credit Agreement is hereby amended by deleting Section 7.1(h) therefrom and substituting the following therefor:

(h)                                 [Reserved];

m.                                  The Credit Agreement is hereby amended by deleting Section 7.1(i) therefrom and substituting the following therefor:

(i)                                     [Reserved]; and

n.                                      The Credit Agreement is hereby amended by replacing the clause “Each of the Credit Parties” appearing in the first line of Section 7.10 thereof with the clause “Except as set forth on Schedule 7.10, each of the Credit Parties”

o.                                      The Credit Agreement is hereby amended by deleting Section 7.15 therefrom and substituting the following therefor:

Section 7.15  No Prepayment of Permitted Indebtedness.  To the extent that any Credit Party has incurred Indebtedness permitted in accordance with Sections 7.1(g) or 7.1(j) hereof, such Credit Party shall repay such Indebtedness only in accordance with the terms thereof and shall not (a) voluntarily prepay any principal of or interest on any such permitted Indebtedness, (b) use proceeds from any Loan to make any payment or prepayment of principal of or interest on, or to create a sinking fund payment in respect of, any such permitted Indebtedness, or (c) pay, prepay, redeem or purchase or deposit funds or property for the payment, prepayment, redemption or purchase of permitted Indebtedness, except, in each case, (i) for regularly scheduled interest payments on such permitted Indebtedness made in compliance with the terms and conditions thereof, (ii) with respect to Indebtedness incurred in accordance with Section 7.1(j), in compliance with the terms and conditions of the subordination agreement with respect thereto, and (iii) with respect to Indebtedness permitted in accordance with Sections 7.1(g) or 7.1(j) refinancing, repayments, prepayments, repurchases or redemptions of such permitted Indebtedness with the proceeds of Indebtedness that: (A) is permitted by Section 7.1(g) or Section 7.1(j), (B) does not have a scheduled maturity date prior to the Maturity Date, and (C) has terms material to the interests of the Lenders that are not materially less advantageous to the Lenders than those of such Indebtedness that is being refinanced, repaid, prepaid, repurchased or redeemed.  No Credit Party will make any payment on any such permitted Indebtedness if such payment would result in a Default or Event of Default hereunder, or with respect to Indebtedness incurred in accordance with Section 7.1(j), if such payment would result in a breach or default of the subordination agreement with respect thereto.

p.                                      The Credit Agreement is hereby amended by replacing the existing Exhibit J with Exhibit J attached hereto and attaching to the Credit Agreement as Schedule 7.10 the Schedule 7.10 attached hereto.

q.                                      As a condition to the Lender entering into this Amendment, the Borrower and each other Credit Party irrevocably confirm and agree that each of the Credit Documents executed by the Borrower and/or the other Credit Parties, and all guaranties, grants of security, debentures, mortgages, liens, deeds, pledges and rights thereunder, are hereby extended, continued, ratified and confirmed, remain in full force and effect and apply to the Credit Agreement as amended hereby.

r.                                         This Amendment and all other Instruments executed and delivered by the Borrower or any other Credit Party in connection with this Amendment are and shall be deemed to be “Credit Documents” for all purposes.

3.                                      Representations and Warranties.

a.                                      The Borrower and each other Credit Party hereby remake and restate each of their representations and warranties in the Credit Agreement and the other Credit Documents, effective as of the date of this Amendment, which representations and warranties are incorporated herein by reference as if fully set forth.

b.                                      The Borrower and each other Credit Party hereby further represent and warrant that (i) this Amendment has been duly authorized, executed and delivered by each of them, (ii) this Amendment is binding upon and enforceable against each of them in accordance with its terms, (iii) no Default or Event of Default has occurred and is continuing or will occur as a result of the consummation of the transactions contemplated hereby, and (iv) the Recitals set forth above are true and correct in all respects.

4.                                      Conditions Precedent.  This Amendment shall become effective as of the date hereof upon (and only upon) satisfaction of the following conditions precedent:

a.                                      The Lender has received duly executed originals of this Amendment from each Credit Party and from the Required Lenders.

b.                                      The Lender shall have received evidence reasonably satisfactory to the Lender that the Security Documents remain in full force and effect as valid and perfected Liens on the Collateral, except for Permitted Liens.

c.                                       The Borrower and the other Credit Parties shall have obtained all necessary approvals and consents of Governmental Authorities and other Persons, if any, required in connection with the execution, delivery and performance of this Amendment and the other Instruments contemplated hereby and the performance of the transactions contemplated thereby.

d.                                      The Administrative Agent shall have received such other Instruments, certificates, information and opinions as the Administrative Agent may reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

5.                                      Miscellaneous Provisions.

a.                                      This Amendment is a Credit Document.  The Credit Agreement as amended by this Amendment is hereby ratified, approved, confirmed and continued in each and every respect, and the parties hereto agree that the Credit Agreement remains in full force and effect in accordance with its terms.  Nothing contained herein shall be construed to release, terminate or act as a novation of, in whole or in part, any Credit Document or any guaranty, lien, mortgage, deed, pledge or security interest granted pursuant thereto.  All references to the Credit Agreement in each of the Credit Documents and in any other document or instrument shall hereafter be deemed to refer to the Credit Agreement as amended hereby.  This Amendment shall not be construed as a waiver or amendment of any other provision of the Credit Agreement or the other Credit Documents or for any purpose, or a consent to any other, further or future action on the part of the Borrower or the other Credit Parties that would require the waiver or consent of the Lender, except, in each case, as expressly set forth herein.

b.                                      This Amendment shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of law relating to conflict of laws.

c.                                       This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Amendment may be validly executed and delivered by facsimile, portable document format (.pdf) or other electronic transmission, and a signature by facsimile, portable document format (.pdf) or other electronic transmission shall be as effective and binding as delivery of a manually executed original signature.

d.                                      The execution, delivery and effectiveness of this Amendment shall not prejudice, limit, or operate, or be deemed to operate, as a waiver of, any rights, powers or remedies of the Administrative Agent or the Lenders under the Credit Agreement or any other Credit Document or constitute a waiver of any provision thereof, except as expressly set forth herein.

e.                                       This Amendment shall be binding upon and inure to the benefit of the Lenders, the Borrower and the other Credit Parties, and their respective successors and assigns permitted by the Credit Agreement.

f.                                        The Borrower shall pay all reasonable costs, fees and expenses paid or incurred by the Administrative Agent incident to this Amendment and the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and expenses of the Administrative Agent’s counsel in connection with the negotiation, preparation, delivery and execution of this Amendment and any related documents and instruments.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the date first above written.

Borrower:

ROYAL GOLD, INC.

By:	/s/Stefan Wenger
Name:	Stefan Wenger
Title:	CFO and Treasurer

Guarantors:

HIGH DESERT MINERAL RESOURCES, INC.

By:	/s/Bruce C. Kirchhoff
Name:	Bruce C. Kirchhoff
Title:	Vice President

RG MEXICO, INC.

By:	/s/Bruce C. Kirchhoff
Name:	Bruce C. Kirchhoff
Title:	Vice President

RG EXCHANGECO INC.

By:	/s/Bruce C. Kirchhoff
Name:	Bruce C. Kirchhoff
Title:	Vice President and General Counsel

[Second Amendment Signature Page]

Administrative Agent and Lender:

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/Alexandra Barrows
Name:	Alexandra Barrows
Title:	Vice President

Lender:

THE BANK OF NOVA SCOTIA

By:	/s/Ray Clarke
Name:	Ray Clarke
Title:	Managing Director

By:	/s/Asif Rafiq
Name:	Asif Rafiq
Title:	Associate Director

Lender:

GOLDMAN SACHS BANK USA

By:	/s/Barbara Fabbri
Name:	Barbara Fabbri
Title:	Authorized Signatory

[Second Amendment Signature Page]

EXHIBIT J

FORM OF
COMPLIANCE CERTIFICATE

HSBC Bank USA, National Association, as Administrative Agent

[Address]

[Address]

Dear Sirs,

Reference is made herein to that certain Fifth Amended and Restated Revolving Credit Agreement, dated as of May 30, 2012, as amended by that certain Amendment No. 1 to Fifth Amended and Restated Revolving Credit Agreement, dated as of July 12, 2012, as further amended by that certain Amendment No. 2 to Fifth Amended and Restated Revolving Credit Agreement, dated as of January 21, 2013 (together with all other amendments, restatements, amendments and restatements, modifications, revisions, increases, supplements, extensions, continuations, replacements or refinancings from time to time in accordance with the terms thereof, the “Credit Agreement”), by and among ROYAL GOLD, INC., a corporation organized and existing under the laws of the State of Delaware (“Royal Gold” or “Borrower”), as a borrower, HIGH DESERT MINERAL RESOURCES, INC., a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of Royal Gold, as a guarantor, RG EXCHANGECO INC., an amalgamated corporation validly existing under the Canada Business Corporations Act, as a guarantor, RG MEXICO, INC., a corporation organized and existing under the laws of the State of Delaware, as a guarantor, those additional guarantors as identified as “Guarantor” on the signature pages thereto and such additional guarantors from time to time party thereto, as guarantors, HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States (“HSBC Bank”), as a lender, THE BANK OF NOVA SCOTIA, a bank organized and existing under the laws of Canada (“Scotia”), as a lender, GOLDMAN SACHS BANK USA, (“Goldman”), as a lender, those banks and financial institutions identified as a “Lender” on the signature pages thereto and such other banks or financial institutions as may from time to time become parties thereto (the “Additional Lenders”), as lenders (HSBC Bank, Scotia, Goldman and the Additional Lenders are referred to herein as the “Lenders”), HSBC Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), HSBC SECURITIES (USA) INC., as sole lead arranger and joint bookrunner, and SCOTIABANK, as syndication agent and joint bookrunner.

This Compliance Certificate (the “Certificate”) is delivered to you pursuant to Section [5.2(f)][6.1(d)] of the Credit Agreement. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings assigned to such terms in the Credit Agreement, as applicable.

The Borrower hereby certifies, represents and warrants to the Administrative Agent that as at the fiscal quarter ending on                         ,         :

1.                                      The Leverage Ratio is                                              . [through December 31, 2013, less than or equal to 4.75 to 1.0; after December 31, 2013 through September 30, 2014, less than or equal to 4.0 to 1.0; and after September 30, 2014, less than or equal to 3.5 to 1.0]

2.                                      The Consolidated Net Worth is $                                            . [not less than an amount equal to (i) 80% multiplied by (ii) the sum of (A) $1,600,000,000, plus (B) 50% of the cumulative positive quarterly net income for the period beginning July 1, 2012 and ending with the most recently completed fiscal quarter for which financial statements have been provided pursuant to Section 6.1(b) of the Credit Agreement.]

3.                                      The Secured Debt Ratio is                                             . [no greater than 1.5 to 1.0]

The Borrower hereby certifies and warrants that, as of the date of this Certificate, no Default or Event of Default has occurred and is continuing.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF the Borrower has caused this Certificate to be executed and delivered to the Administrative Agent as of this                day of                                               20    .

ROYAL GOLD, INC.

By:
Name:
Title:

ANNEXURE 1

Calculations

Schedule 7.10

Permitted Amendments to Material Contracts

None.